Exhibit 99.1

Zai Lab Announces Financial Results

for Second-half and Full-year 2020

— Company to Host Conference Call and Webcast Today at 8:00 a.m. ET

SHANGHAI and SAN FRANCISCO, March 1, 2021 — Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688), an innovative commercial-stage biopharmaceutical company, today reported financial results for the second half and full year of 2020, along with corporate updates.

“2020 was another year of great accomplishment for Zai Lab,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “We successfully launched ZEJULA for both second-line and first-line ovarian cancer and Optune for glioblastoma in China. We submitted NDAs and were granted priority reviews by China’s National Medical Products Administration (NMPA) for both QINLOCK for advanced gastrointestinal stromal tumors (GIST) and NUZYRA for community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI) in China. We continued to expand our pipeline by forming new strategic partnerships with four companies for five compounds that we believe can address significant unmet medical needs. We and our partners continued to execute in clinical development, and we now have 21 product candidates, including 17 in clinical development, 11 in late-stage development and five that have been approved in the United States. Our pipeline of internally developed products with global rights grew to seven, including three in global clinical development.”

“Looking ahead to 2021, we expect to receive approval for and launch QINLOCK and NUZYRA in China, bringing our total number of commercial products to four. In addition, ZEJULA for second-line ovarian cancer has been included in the National Reimbursement Drug List (NRDL), and we expect this will drive strong volume growth for the product this year and beyond. We also plan to submit regulatory filings for Tumor Treating Fields in mesothelioma and for MARGENZA in HER2-positive breast cancer in China in 2021. We expect to hold regulatory discussions with the NMPA regarding a potential accelerated regulatory pathway for efgartigimod, which has already been filed by our partner argenx for generalized myasthenia gravis in the United States. And we expect to obtain new clinical data for many products and product candidates.”

“We are focused on building disease strongholds in China in three therapeutic areas — oncology, autoimmune disorders and infectious diseases. Within oncology, we have focused on five cancer franchises that account for over half of all new cancer patients in China. These cancer franchises include lung cancer and gastric cancer, where we have a world-class portfolio of product candidates, as well as women’s cancer, brain cancer and hematology. We plan to continue to expand this product pipeline both vertically within these areas of focus and horizontally into new therapeutic areas of significant unmet medical need.”

“Over the next three years, our mission is to become a leading global biopharmaceutical company. In addition to seeking to deliver a steady stream of approvals and launches in China from our existing pipeline and forming new strategic collaborations and transformative partnerships, we aim to discover and develop innovative medicines. To accomplish our mission, we will continue to build upon our current scale, which currently consists of nearly 1,200 employees across eight operational locations around the world. While the challenges of COVID-19 continue for all of us, we at Zai Lab remain committed to extending our track record of execution in pursuit of our overall goal of improving human health globally.”

Recent Product Highlights and Anticipated Milestones

Oncology

ZEJULA® (niraparib)

ZEJULA is an oral, once-daily small-molecule poly ADP-ribose polymerase (PARP) 1/2 inhibitor. It is the only PARP inhibitor approved in the United States, the European Union and China as a monotherapy for patients with advanced ovarian cancer, regardless of their biomarker status.

Second-half 2020 Accomplishments

•	In December 2020, we announced that ZEJULA was included in the NRDL released by China’s National Healthcare Security Administration.

•

In September 2020, the NMPA approved the supplemental New Drug Application (sNDA) for ZEJULA as a maintenance treatment for adult patients with advanced epithelial ovarian, fallopian tube or primary peritoneal cancer who are in a complete or partial response to first-line platinum-based chemotherapy.

•

In September 2020, we announced detailed positive results from the NORA study, the Phase 3 randomized, double-blind, placebo-controlled study of ZEJULA as a maintenance therapy in patients in China with recurrent ovarian cancer. The NORA study demonstrated a significant progression-free survival (PFS) benefit for ZEJULA, regardless of biomarker status, with an improved safety profile when given in an individualized starting dose regimen.

•

Since its commercial launch in January 2020 in China, ZEJULA has been listed in 67 commercial health insurance plans and 44 supplemental insurance plans initiated by provincial or municipal governments.

Anticipated 2021 Zai Milestones

•	Complete enrollment of the Phase 1b study of ZEJULA in combination with tebotelimab (PD-1 x LAG-3) in gastric cancer.

•	Announce topline results of the China Phase 3 PRIME study of ZEJULA in patients with first-line ovarian cancer in the second half.

•	Submit the sNDA for late-line ovarian cancer treatment in the second half.

•	Continue to explore additional indications and combination opportunities.

Tumor Treating Fields

Tumor Treating Fields is a cancer therapy that uses electric fields tuned to specific frequencies to disrupt cell division, inhibiting tumor growth and potentially causing cancer cell death.

Second-half 2020 Accomplishments

•	In August 2020, we launched Optune LuaTM for the treatment of malignant pleural mesothelioma (MPM) in Hong Kong.

•	Since its launch in June 2020, Optune® has been listed in 10 supplemental insurance plans and is the first innovative medical device supported by commercial health insurance in China.

Anticipated 2021 Zai Milestones

•	Submit a Marketing Authorization Application (MAA) for MPM.

•

Join the global Phase 3 pivotal LUNAR trial in non-small cell lung cancer (NSCLC), the Phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer, the Phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer and the Phase 3 pivotal METIS trial in brain metastases from non-small cell lung cancer.

•	Complete enrollment of the Phase 2 pilot trial in first-line gastric adenocarcinoma.

Anticipated 2021 Partner Milestones

•	Obtain final data from the Phase 2 HEPANOVA trial in advanced liver cancer in the first half.

•	Complete the interim analysis of the Phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer in the second half.

•	Complete the interim analysis of the Phase 3 pivotal LUNAR trial in NSCLC in the second half.

QINLOCK® (ripretinib)

QINLOCK is a switch-control tyrosine kinase inhibitor engineered to broadly inhibit KIT- and PDGFRα-mutated kinases. It is the only therapeutic approved in the United States for advanced GIST patients who have received prior treatment with three or more kinase inhibitors in the all-comer setting.

Second-half 2020 and 2021 Accomplishments

•

In March 2021, the Hong Kong Department of Health approved QINLOCK in Hong Kong for the treatment of adult patients with advanced GIST who have received prior treatment with imatinib, sunitinib, and regorafenib.

•	In December 2020, we announced dosing of the first patient with QINLOCK in Greater China for the second-line GIST registrational bridging study.

•	In August 2020, the NMPA granted priority review for the New Drug Application (NDA) for QINLOCK for the treatment of fourth-line GIST.

•	In July 2020, the NMPA accepted the NDA submission of QINLOCK for the treatment of fourth-line GIST.

Anticipated 2021 Zai Milestone

•	Potential NMPA approval and commercial launch of QINLOCK for the treatment of fourth-line GIST in the first half.

Anticipated 2021 Partner Milestone

•	Obtain topline data from the INTRIGUE Phase 3 study of QINLOCK in patients with second-line GIST in the second half.

Odronextamab

Odronextamab is a bispecific monoclonal antibody designed to trigger tumor killing by linking and activating a cytotoxic T-cell (binding to CD3) to a lymphoma cell (binding to CD20).

Anticipated 2021 Zai Milestone

•	Enroll the first patient in Greater China in the global Phase 2 potentially pivotal program in the first half, subject to feedback from the U.S. Food and Drug Administration (FDA).

Anticipated 2021 Partner Milestones

•	Complete enrollment of the Phase 2 potentially pivotal program in B-cell non-Hodgkin lymphoma (B-NHL).

•	Initiate confirmatory OLYMPIA Phase 3 trials in combination with chemotherapy in follicular lymphoma (FL) and diffuse large B-cell lymphoma (DLBCL) and explore other combination opportunities.

•	Initiate development of a subcutaneous formulation.

Repotrectinib

Repotrectinib is a next-generation tyrosine kinase inhibitor (TKI) designed to effectively target ROS1 and TRK A/B/C, with the potential to treat TKI-naïve or TKI-pretreated patients.

Anticipated 2021 Zai Milestone

•	Enroll the first patient in Greater China in the global TRIDENT-1 Phase 2 registrational study in the first half.

Anticipated 2021 Partner Milestones

•	Plan to discuss the regulatory path of repotrectinib in patients with TKI-naïve ROS1-positive NSCLC with the FDA in the first half.

•	Initiate a Phase 2 combination study in KRAS-mutant NSCLC.

•	Provide clinical data updates from cohorts of the ongoing TRIDENT-1 study in the second half.

MARGENZA™ (Margetuximab)

MARGENZA is an Fc-optimized monoclonal antibody that targets the human epidermal growth factor receptor 2 (HER2).

Second-half 2020 Accomplishments

•

In December 2020, our partner MacroGenics announced that the FDA approved MARGENZA, in combination with chemotherapy, for the treatment of adult patients with metastatic HER2-positive breast cancer who have received two or more prior anti-HER2 regimens, at least one of which was for metastatic disease.

•

In October 2020, we announced dosing of the first patient in Greater China in the global MAHOGANY study evaluating margetuximab as an investigational agent in combination with a checkpoint inhibitor, with or without chemotherapy, as a potential first-line treatment for patients with HER2-positive gastric cancer or gastroesophageal junction (GEJ) cancer.

Anticipated 2021 Zai Milestone

•	Submit an NDA for pretreated metastatic HER2-positive breast cancer.

Anticipated 2021 Partner Milestones

•	Obtain initial data from Module A of the MAHOGANY study.

•

Complete the final overall survival (OS) analysis of the SOPHIA study, a randomized, open-label Phase 3 study evaluating margetuximab plus chemotherapy compared to trastuzumab plus chemotherapy in patients with HER2-positive metastatic breast cancer who have previously been treated with HER2-targeted therapies.

Bemarituzumab

Bemarituzumab is a first-in-class antibody that is being developed in gastric and GEJ cancer as a targeted therapy for tumors that overexpress FGFR2b.

Second-half 2020 Accomplishment

•

In November 2020, our partner Five Prime Therapeutics announced positive topline results from the global, randomized, double-blind, placebo-controlled Phase 2 FIGHT trial. All three efficacy endpoints in the FIGHT trial – PFS, OS and objective response rate (ORR) – achieved pre-specified statistical significance in the bemarituzumab arm compared to the placebo arm. The trial results were later presented at the 2021 ASCO Gastrointestinal Cancers Virtual Annual Symposium (ASCO GI) in January 2021.

Anticipated 2021 Zai Milestone

•	Initiate a pivotal Phase 3 trial in gastric cancer with our partner Five Prime Therapeutics.

Anticipated 2021 Partner Milestone

•	Initiate a pivotal Phase 3 trial in gastric cancer and clinical development in other FGFR2b+ cancers.

CLN-081

CLN-081 is an orally available, small-molecule, next-generation, irreversible epidermal growth factor receptor (EGFR) inhibitor designed to selectively target cells expressing mutant EGFR variants, including EGFR exon 20 insertions.

Anticipated 2021 Zai Milestone

•	Enroll the first patient in Greater China in the global potentially pivotal study in the second half.

Anticipated 2021 Partner Milestone

•	Provide a clinical data update from the Phase 1/2a global study.

TPX-0022

TPX-0022 is an orally bioavailable, multi-targeted kinase inhibitor with a novel three-dimensional macrocyclic structure that inhibits the MET, CSF1R (colony stimulating factor 1 receptor) and SRC kinases.

Anticipated 2021 Partner Milestone

•	Provide updated data from the Phase 1 SHIELD-1 study and initiate the Phase 2 portion of the SHIELD-1 study pending FDA feedback in the second half.

Tebotelimab

Tebotelimab is an investigational, first-in-class, bispecific, tetravalent DART molecule targeting PD-1 and LAG-3.

Second-half 2020 Accomplishments

•

In November 2020, our partner MacroGenics presented Phase 1 clinical data for tebotelimab in combination with margetuximab in advanced HER2-positive neoplasms at the Society for Immunotherapy of Cancer (SITC) annual meeting.

•	In December 2020, our partner MacroGenics presented Phase 1 cohort data in relapsed or refractory DLBCL at the ASH Annual Meeting and Exposition.

Anticipated 2021 Zai Milestone

•	Make go/no-go decision on tebotelimab in combination with brivanib for hepatocellular carcinoma based on the Phase 1/2 proof-of-concept trial.

Anticipated 2021 Partner Milestone

•	Provide a clinical update, including future development plans.

Retifanlimab

Retifanlimab is an investigational monoclonal antibody that inhibits PD-1.

Second-half 2020 Accomplishments

•

In October 2020, we announced dosing of the first patient in Greater China in the global Phase 3 study evaluating retifanlimab in combination with platinum-based chemotherapy in patients with first-line metastatic NSCLC.

•

In October 2020, we announced dosing of the first patient in Greater China in the global potentially registrational study of retifanlimab in patients with previously treated microsatellite-instability-high endometrial cancer.

2021 Partner Accomplishment

•

In January 2021, our partner Incyte announced that FDA had accepted for Priority Review its Biologics License Application (BLA) for retifanlimab in patients with pretreated advanced squamous cell anal cancer (SCAC) with a PDUFA date of July 25, 2021.

Autoimmune Diseases

Efgartigimod

Efgartigimod is an antibody fragment designed to reduce disease-causing immunoglobulin G (IgG) antibodies and block the IgG recycling process. Efgartigimod binds to the neonatal Fc receptor (FcRn), which is widely expressed throughout the body and plays a central role in rescuing IgG antibodies from degradation.

Anticipated 2021 Zai Milestones

•	Discuss with the NMPA the potential accelerated regulatory pathway for efgartigimod in generalized myasthenia gravis (gMG).

•	Continue to explore and advance additional indications in coordination with argenx.

Anticipated 2021 Partner Milestones

•	Potential FDA approval and global commercial launch of efgartigimod for the treatment of patients with gMG.

•	Continue enrollment of the registrational ADHERE trial in chronic inflammatory demyelinating polyneuropathy (CIDP).

•	Initiate clinical trials in fifth and sixth indications.

Infectious Disease

NUZYRA® (Omadacycline)

NUZYRA is a once-daily oral and intravenous antibiotic for the treatment of adults with CABP and ABSSSI.

Anticipated 2021 Zai Milestone

•	Potential NMPA approval and commercial launch of NUZYRA for the treatment of CABP and ABSSSI.

Sulbactam-Durlobactam (SUL-DUR)

Sulbactam-Durlobactam is a beta-lactam/beta-lactamase inhibitor combination that provides unique activity against Acinetobacter organisms, including carbapenem-resistant strains.

Anticipated 2021 Zai Milestone

•	Complete enrollment of patients in Greater China in the global Phase 3 ATTACK trial.

Internal Programs with Global Rights

ZL-2309 (CDC7)

ZL-2309 is an orally active, selective and ATP-competitive cell division cycle 7 (CDC7) kinase inhibitor.

Anticipated 2021 Zai Milestone

•	Initiate a biomarker-driven POC study in selected tumors.

ZL-1201 (CD47)

ZL-1201 is a humanized, IgG4 monoclonal antibody, engineered to reduce effector function, that specifically targets CD47. Its therapeutic potential will be assessed in both solid tumors and hematological malignancies, in both monotherapy and combination opportunities.

•	In June 2020, first-in-human dosing was achieved in the Phase 1 study.

ZL-1102 (IL-17)

ZL-1102 is a novel human nanobody targeting IL-17 with high affinity and avidity. Unlike other anti-IL-17 products, ZL-1102 is being developed as a topical treatment for chronic plaque psoriasis (CPP).

•	In July 2020, first-in-human dosing was achieved in the Phase 1 study.

Business Development

Second-half 2020 and Early 2021 Accomplishments

•	In January 2021, we expanded the collaboration with Turning Point Therapeutics with an exclusive license agreement for the development and commercialization of TPX-0022 in Greater China.

•	In January 2021, we announced an exclusive license agreement with argenx for the development and commercialization of efgartigimod in Greater China.

•	In December 2020, we announced an exclusive license agreement for the development, manufacturing and commercialization of CLN-081 in Greater China.

•	In July 2020, we announced an exclusive license agreement with Turning Point Therapeutics for the development and commercialization of repotrectinib in Greater China.

Anticipated 2021 Zai Milestone

•	Continue to pursue bolt-on and transformational business development opportunities.

Corporate Updates

•

Zai Lab continues to build its presence and capabilities in the United States in discovery, clinical development, business development and legal teams. The research center in the San Francisco Bay Area and the Cambridge office have been expanded.

•	Zai Lab continues to enhance R&D and other operational capabilities with a new campus under development in Suzhou, China.

•

Zai Lab continues to expand and hire talented professionals. As of January 31, 2021, Zai Lab employed 1,194 full-time employees, including 450 and 592 employees engaged in R&D and commercial activities, respectively.

•

Zai Lab appointed several executives with extensive global experience, including Alan Sandler, M.D., as President and Head of Global Development, Oncology; Ty Edmondson as Chief Legal Officer; and Ann Beasley as Chief Compliance Officer.

•

In September 2020, Zai Lab achieved a secondary listing on the Main Board of the Stock Exchange of Hong Kong, with total proceeds, before deducting underwriting discounts and commissions and other offering expenses, of approximately HK$6.83 billion ($881 million).

•	Zai Lab has been added to the Hang Seng Composite MidCap Index as of December 7, 2020.

Full-Year 2020 Financial Results

•

Revenues for the full year of 2020 were $49.0 million, compared to $13.0 million in 2019. Revenues for the period were comprised of $32.1 million in sales of ZEJULA, compared to $6.6 million in 2019; and $16.4 million in sales of Optune, compared to $6.4 million in 2019.

•

R&D expenses were $222.7 million for 2020, compared to $142.2 million for 2019. The increase in R&D expenses was primarily attributable to the upfront and milestone payments for licensing agreements, ongoing and newly initiated late-stage clinical trials, payroll and payroll-related expenses from increased R&D headcount and expansion of research efforts to support internal development programs.

•

Selling, General & Administrative expenses were $111.3 million for 2020, compared to $70.2 million for 2019. The increase was primarily due to payroll and payroll-related expenses from increased commercial headcount and related costs as Zai Lab continued to expand its commercial operations in China.

•

For the full year of 2020, Zai Lab reported a net loss of $268.9 million, or a loss per share attributable to common stockholders of $3.46, compared to a net loss of $195.1 million, or a loss per share attributable to common stockholders of $3.03, for the full year of 2019.

•	As of December 31, 2020, cash and cash equivalents, short-term investments and restricted cash totaled $1,187.5 million compared to $276.4 million as of December 31, 2019.

Conference Call and Webcast Information

Zai Lab will host a live conference call and webcast on March 1, 2021 at 8:00 a.m. ET. Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call. Details are as follows:

Registration Link:    http://apac.directeventreg.com/registration/event/3008148

Conference ID:        3008148

All participants must use the link provided above to complete the online registration process in advance of the conference call. Upon registering, each participant will receive a dial-in number, a Direct Event passcode and a unique access PIN, which can be used to join the conference call.

A replay will be available shortly after the call and can be accessed by visiting the Company’s website at http://ir.zailaboratory.com.

About Zai Lab

Zai Lab (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company focused on developing and commercializing therapies that address medical conditions with unmet needs in oncology, autoimmune disorders and infectious disease. To that end, our experienced team has secured partnerships with leading global biopharmaceutical companies in order to generate a broad pipeline of innovative marketed products and product candidates. We have also built an in-house team with strong product discovery and translational research capabilities and are establishing a pipeline of proprietary product candidates with global rights. Our vision is to become a leading global biopharmaceutical company, discovering, developing, manufacturing and commercializing our portfolio in order to impact human health worldwide.

For additional information about the company, please visit www.zailaboratory.com or follow us at www.twitter.com/ZaiLab_Global.

Zai Lab Forward-Looking Statements

This press release contains statements about future expectations, plans and prospects for Zai Lab, including, without limitation, statements regarding our ability to advance our product pipeline and further demonstrate our commercial and discovery capabilities, expected milestones for our approved products and product candidates and other statements containing words such as “anticipates,” “believes,” “expects,” “plan” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact nor are they guarantees or assurances of future performance. Forward-looking statements are based on Zai Lab’s expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to (1) Zai Lab’s ability to obtain additional future funding, (2) Zai Lab’s results of clinical and pre-clinical development of its product candidates, (3) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of Zai Lab’s product candidates, (4) Zai Lab’s ability to generate revenue from its product candidates, (5) the effects of the novel coronavirus (COVID-19) pandemic on general economic, regulatory and political conditions and (6) other factors discussed in Zai Lab’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 1, 2021, and its other filings with the Securities and Exchange Commission. Zai Lab anticipates that subsequent events and developments will cause Zai Lab’s expectations and assumptions to change and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing Zai Lab’s views as of any date subsequent to the date of this press release.

Patients should refer to the Prescribing Information for ZEJULA, Optune, QINLOCK, MARGENZA, and NUZYRA for important safety information.

For more information, please contact:

ZAI LAB CONTACTS:

Zai Lab

Billy Cho, CFO

+86 137 6151 2501

billy.cho@zailaboratory.com

Media: Ryo Imai / Robert Flamm, Ph.D.

Burns McClellan, on behalf of Zai Lab

212-213-0006 ext. 315 / 364

rimai@burnsmc.com / rflamm@burnsmc.com

Investors: Mike Zanoni

Endurance Advisors, on behalf of Zai Lab

610-442-8570

mzanoni@enduranceadvisors.com

Zai Lab Limited

Zai Lab Limited

Audited consolidated balance sheet statements

(In thousands of U.S. dollars (“$”) except for number of shares and per share data)

	As of December 31,
	2019	2020
	$	$
Assets
Current assets:
Cash and cash equivalents	75,932	442,116
Short-term investments	200,000	744,676
Accounts receivable (net of allowance of nil and $1 as of December 31, 2019 and 2020, respectively)	3,791	5,165
Inventories	6,005	13,144
Prepayments and other current assets	6,736	10,935

Total current assets	292,464	1,216,036
Restricted cash, non-current	510	743
Investments in equity investees	2,398	1,279
Prepayments for equipment	440	274
Property and equipment, net	21,353	29,162
Operating lease right-of-use assets	15,071	17,701
Land use rights, net	7,655	7,908
Intangible assets, net	1,148	1,532
Long term deposits	377	862
Value added tax recoverable	13,737	22,141

Total assets	355,153	1,297,638

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	6,450	—
Accounts payable	22,660	62,641
Current operating lease liabilities	4,351	5,206
Other current liabilities	13,174	30,196

Total current liabilities	46,635	98,043
Deferred income	2,881	16,858
Non-current operating lease liabilities	10,977	13,392

Total liabilities	60,493	128,293

Shareholders’ equity
Ordinary shares (par value of $0.00006 per share; 500,000,000 shares authorized, 68,237,247 and 87,811,026 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	4	5
Additional paid-in capital	734,734	1,897,467
Accumulated deficit	(444,698)	(713,603)
Accumulated other comprehensive income (loss)	4,620	(14,524)

Total shareholders’ equity	294,660	1,169,345

Total liabilities and shareholders’ equity	355,153	1,297,638

Zai Lab Limited

Audited consolidated statements of operations

(In thousands of U.S. dollars (“$”) except for number of shares and per share data)

	Year ended December 31,
	2018	2019	2020
	$	$	$
Revenue	129	12,985	48,958
Expenses:
Cost of sales	(43)	(3,749)	(16,736)
Research and development	(120,278)	(142,221)	(222,711)
Selling, general and administrative	(21,576)	(70,211)	(111,312)

Loss from operations	(141,768)	(203,196)	(301,801)
Interest income	3,261	8,232	5,120
Interest expense	(40)	(293)	(181)
Other income, net	59	938	29,076

Loss before income tax and share of loss from equity method investment	(138,488)	(194,319)	(267,786)
Income tax expense	—	—	—
Share of loss from equity method investment	(587)	(752)	(1,119)

Net loss	(139,075)	(195,071)	(268,905)

Net loss attributable to ordinary shareholders	(139,075)	(195,071)	(268,905)

Loss per share - basic and diluted	(2.64)	(3.03)	(3.46)
Weighted-average shares used in calculating net loss per ordinary share - basic and diluted	52,609,810	64,369,490	77,667,743

Zai Lab Limited

Audited consolidated statements of comprehensive loss

(In thousands of U.S. dollars (“$”) except for number of shares and per share data)

	Year ended December 31,
	2018	2019	2020
	$	$	$
Net loss	(139,075)	(195,071)	(268,905)
Other comprehensive income (loss), net of tax of nil:
Foreign currency translation adjustments	2,212	1,958	(19,144)

Comprehensive loss	(136,863)	(193,113)	(288,049)